Filed pursuant to Rule 424(b)(3)

Registration No. 333-287097

PROSPECTUS SUPPLEMENT NO. 1

(To the prospectus dated May 15, 2025)

Up to 54,584,250 American Depositary Shares Representing 54,584,250

Ordinary Shares Offered by Selling Securityholders

This prospectus supplement supplements the prospectus, dated May 15, 2025 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-287097). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on May 30, 2025 (the “Report”). Accordingly, we have attached the Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the resale from time to time by the selling securityholders identified in the Prospectus, of up to 54,584,250 American Depositary Shares, or ADSs, consisting of (i) 51,318,944 ADSs, representing 51,318,944 of our ordinary shares, with a nominal value of $0.000042 per share, and (ii) up to an aggregate of 3,265,306 ADSs issuable upon the exercise of outstanding warrants to purchase our ADSs, representing 3,265,306 ordinary shares.

The ADSs are listed on the Nasdaq Global Select Market, or Nasdaq, under the symbol “AUTL.” On May 29, 2025, the closing sale price of the ADSs on Nasdaq was $1.75.

This prospectus supplement should be read in conjunction with the Prospectus, including any amendments or supplements thereto, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the Prospectus, including any amendments or supplements thereto, except to the extent that the information in this prospectus supplement updates and supersedes the information contained therein.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto.

You should read this prospectus supplement carefully before you invest in our securities. Investing in our securities involves risks. You should consider carefully the risks that we have described under the caption “Risk Factors” on page 6 of the Prospectus and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2025 and our other filings with the SEC.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the Prospectus. Any representation to the contrary is a criminal offense.

PROSPECTUS SUPPLEMENT DATED MAY 30, 2025

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 23, 2025

Autolus Therapeutics plc

(Exact name of registrant as specified in its Charter)

England and Wales	001-38547	Not applicable
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

The Mediaworks
191 Wood Lane
London W12 7FP
United Kingdom
(Address of principal executive offices)(Zip Code)

(44) 20 3829 6230

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
American Depositary Shares, each representing one ordinary share, nominal value $0.000042 per share	AUTL	The Nasdaq Global Select Market
Ordinary shares, nominal value $0.000042 per share*	*	The Nasdaq Stock Market LLC*

*

Not for trading, but only in connection with the listing of the American Depositary Shares on The Nasdaq Global Select Market. The American Depositary Shares represent the right to receive ordinary shares and are being registered under the Securities Act of 1933, as amended, pursuant to a separate Registration Statement on Form F-6. Accordingly, the American Depositary Shares are exempt from the operation of Section 12(a) of the Securities Exchange Act of 1934, as amended, pursuant to Rule 12a-8 thereunder.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Joseph Anderson and Martin Murphy as Directors

On May 23, 2025, Drs. Joseph Anderson and Martin Murphy, members of the Board of Directors (the “Board”) of Autolus Therapeutics plc (the “Company”), notified the Company of their intention not to stand for re-election at the Company’s 2025 Annual General Meeting of Shareholders. Drs. Anderson and Murphy have indicated that this decision was not the result of any disagreement with the Company’s management or Board.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AUTOLUS THERAPEUTICS PLC

Dated: May 30, 2025	By:	/s/ Christian Itin, Ph.D.
	Name:	Christian Itin, Ph.D.
	Title:	Chief Executive Officer